Exhibit 107.1

Calculation of Filing Fee Tables

Form 424(b)(2)
(Form Type)

Toyota Motor Credit Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Floating Rate Notes due 2023	457(r)	$650,000,000	100.000%	$650,000,000	.0000927	$60,255.00
Fees to be Paid	Other	3.950% Notes due 2025	457(r)	$1,300,000,000	99.905%	$1,298,765,000	.0000927	$120,395.52
Fees to be Paid	Other	4.450% Notes due 2029	457(r)	$800,000,000	99.988%	$799,904,000	.0000927	$74,151.10
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—	—	—	—
	Total Offering Amounts				$2,748,669,000	$254,801.62
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$254,801.62